Insider Trading Policy Fidelis Insurance Holdings Limited FEBRUARY 2026

Fidelis Insurance Holdings Limited – Group Insider Trading Policy | Page 2 1. Overview Safeguarding against insider trading is essential both to meet legal obligations under securities laws and to uphold the reputation and ethical standards of Fidelis Insurance Holdings Limited (together with its subsidiaries, the “Company”) and everyone associated with it. “Insider trading” occurs when an individual buys or sells securities while in possession of information that is both “material” and “non-public” (each term as defined in Section III) related to such securities or the issuer of the securities. Engaging in insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and criminal fines. The Company also strictly forbids insider trading under this Policy, and any breach may result in disciplinary measures, including termination for cause. This Policy applies to all Company “Insiders,” which include members of the Company’s board of directors (each a “Director” and collectively, the “Board”), Board observers, executive officers (“Officers”), employees, and any contractors or consultants who, through their work for the Company, receive material non-public information. As someone subject to this Policy, such individuals are also responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by such individuals, including any corporations, limited liability companies, partnerships or trusts. Transactions by such entities will be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. Notwithstanding anything to the contrary, the Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. If you have any questions regarding any of the provisions of this Policy, please contact the Group General Counsel or Group Head of Compliance (or their respective designees) (“Fidelis Legal and Compliance”). This Policy addresses compliance with applicable U.S. laws. Other laws, including without limitation the laws of Bermuda, the United Kingdom and Ireland, may also be impacted by trading in the securities of the Company. This section needs to detail what the potential consequences of not following the policy are, can include consequences for individuals and /also any consequences for group companies/affiliates.

Fidelis Insurance Holdings Limited – Group Insider Trading Policy | Page 3 2. Statement of Policies Prohibiting Insider Trading No person subject to this Policy shall buy, sell, gift or otherwise transfer any type of security while in possession of material non-public information relating to that security, whether the issuer of such security is the Company or any other company. This general prohibition does not apply to: • transactions in the Company’s securities directly with the Company; • transactions related to equity incentive awards or the surrender of previously-owned securities to the Company (including in satisfaction of any withholding tax obligations) in a manner permitted by the applicable equity award agreement, or vesting of restricted stock units (“RSUs”) or other equity awards, that in each case do not involve a market sale of the Company’s securities (N.B., the sale of any shares issued upon the exercise of RSUs or any “cashless exercise” through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); • “sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options); • gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance; or • purchases or sales of the Company’s securities made pursuant to any contract, instruction or plan that (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below. No person subject to this Policy who is aware of any material non-public information about the Company may share or disclose that information (“tip”), whether directly or indirectly, to anyone else. This restriction applies even to colleagues within the Company, unless the disclosure is authorized and made strictly on a need‑to‑know basis. General rule of thumb  when in doubt, do not trade.

Fidelis Insurance Holdings Limited – Group Insider Trading Policy | Page 4 3. Explanation of Insider Trading 3.1. Key Definitions “Securities” includes all types of shares (including common and preferred), bonds, notes, debentures, RSUs, options, warrants, and other convertible securities, as well as derivative instruments. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security, including through a derivative instrument. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security, including through a derivative instrument. “Material” means a reasonable investor would consider the information significant when making an investment decision or if the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about a company. “Nonpublic” means information which has not yet been broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security. To understand how these terms apply to specific circumstances, you should contact Fidelis Legal and Compliance. 3.2. Tipping/trading by persons other than insiders Insiders may be held liable if they share or “tip” material non‑public information to another person (a “tippee”). Insider trading liability is not limited to Insiders themselves. Others can also be responsible, including tippees who trade based on information they receive, as well as individuals who trade on misappropriated material non‑public information. When a tippee receives illegally disclosed material non‑public information from an Insider, the tippee effectively inherits the Insider’s duties and can be held liable for trading on that information. Likewise, tippees who pass the information to others may be liable for the downstream trading of those recipients. In essence, a tippee’s insider trading liability mirrors that of an Insider. Tippees may obtain material non‑public information through explicit tips or through conversations in social, business, or other settings. 3.3. Penalties for insider trading Penalties for insider trading (including tipping material non-public information) are severe and can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. Penalties for trading on or communicating material non-public information can be severe and can extend significantly beyond any profits made or losses avoided, both for individuals involved

Fidelis Insurance Holdings Limited – Group Insider Trading Policy | Page 5 in such unlawful conduct and their employers and supervisors, and can result in jail sentences as well as civil penalties, including tremble damages. Given the severity of the potential penalties, compliance with this Policy is mandatory. In addition, insider trading could result in serious sanctions by the Company, including dismissal. 4. Statement of Procedures Preventing Insider Trading The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Each person subject to this Policy is required to follow these procedures. 4.1. Pre-clearance of all trades In furtherance of this Policy, all transactions in the Company’s securities (including without limitation, acquisitions and disposals of the Company’ common shares, gift transactions or other estate planning transfers, the exercise of all options and the sale of the Company’s common shares issued upon exercise of RSUs) by each person subject to this Policy must be pre-cleared with Fidelis Legal and Compliance. Pre-clearance does not relieve anyone of their responsibility under SEC rules. Each individual shall submit a “FIHL Common Share Pre-Clearance Approval Form” (a form of which is attached hereto as Appendix A) at least two trading days in advance of the proposed transaction, which includes the key details of the proposed transaction and a certification that the requesting individual is not aware of any material nonpublic information about the Company. Fidelis Legal and Compliance shall record the date each request is received and the date each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading three trading days following the day on which it was granted. If the proposed transaction is not consummated within that period, pre-clearance of the Transaction must be re-requested. Although pre-clearance is not required for the individual trades effected pursuant to a properly established and pre-cleared 10b5-1 Plan, refer to Section VI for a summary of other applicable reporting obligations thereunder. None of the Company, the members of Fidelis Legal and Compliance, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a pre-clearance request submitted pursuant to this Section IV. Notwithstanding any review of a pre-clearance request pursuant to this Section IV, none of the Company, the members of Fidelis Legal and Compliance, or the Company’s other employees assumes any liability for the legality or consequences of any transaction the person seeks to engage in.

Fidelis Insurance Holdings Limited – Group Insider Trading Policy | Page 6 4.2. Blackout periods No person subject to this Policy shall buy, sell, or otherwise trade in any type of Company security during the period beginning at the close of the market on the fifth full trading day following the end of each fiscal quarter and ending at the open of the market on the second full trading day after the public release of earnings data for such fiscal quarter (referred to as the “quarterly blackout period”), as during such period, all persons subject to this Policy are presumed to possess material non-public information. In addition to the general restriction noted above, from time to time, other types of material non- public information regarding the Company may be pending and may not be publicly disclosed. While such material non-public information is pending, the Company may impose “special blackout periods” during which individuals in possession of such material non-public information are prohibited from buying, selling, or otherwise trading in any type of Company security. If the Company imposes a special blackout period, it will notify the individuals affected. 4.3. Post Termination transactions With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material. 4.4. Exceptions Only the Group General Counsel may authorize exceptions to this Policy (or, in the case of an exception for the Group General Counsel or persons or entities subject to this Policy as a result of their relationship with the Group General Counsel, the Chief Executive Officer or, in the case of exceptions for Directors or persons or entities subject to this Policy as a result of their relationship with a Director, the Board). 5. Additional Prohibited Transactions The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, all persons subject to this Policy shall comply with the following policies with respect to certain transactions in the Company’s securities: 5.1. Short Sales Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. Short sales may also reduce the seller’s

Fidelis Insurance Holdings Limited – Group Insider Trading Policy | Page 7 incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. 5.2. Options Trading As a transaction in options is effectively a bet on the short-term movement of the Company’s securities, it creates the appearance that the person is trading based on inside information. Transactions in options also may focus on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy. For the avoidance of doubt, this prohibition does not include options that the Company issues directly to an Insider, pursuant to an equity award or otherwise. 5.3. Short-Term Trading Short‑term trading in the Company’s securities can create the appearance that the individual is seeking to profit from confidential or non‑public information regarding anticipated Company developments. In addition, frequent or rapid trading may place undue emphasis on short‑term performance rather than the Company’s long‑term strategic objectives. Accordingly, any purchase and sale (or sale and purchase) of the Company’s securities within a six‑month period is prohibited by this Policy without prior approval from the Group General Counsel. 5.4. Hedging Certain forms of hedging or monetization transactions allow the person placing the hedge to lock in much of the value of their shareholding, often in exchange for all or part of the potential for upside appreciation in value. These transactions allow ownership of securities, but without the full risks and rewards thereof. When that occurs, the holder may no longer have the same objectives as the Company’s other shareholders. Therefore, all hedging transactions involving the Company’s equity securities are prohibited by this Policy. 5.5. Trading on Margin and Pledging Purchasing on margin means borrowing from a brokerage firm, bank or other entity to purchase the Company’s securities. Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities). For the avoidance of doubt, this prohibition does not include the cashless exercise through a broker of equity awards under the Company’s equity plans.

Fidelis Insurance Holdings Limited – Group Insider Trading Policy | Page 8 6. Rule 10B5-1 Trading Plans, Section 16 and Rule 144 6.1. Rule 10b5-1 Trading Plans Attach here any other applicable procedures. a. Overview Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) the Company’s securities without the restrictions of trading windows and blackout periods, even when there is undisclosed material information. Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s securities (a “10b5-1 Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and will be exempt from the trading restrictions set forth in this Policy. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit. The initiation of, and any modification to, any such 10b5-1 Plan will be deemed to be a transaction in the Company’s securities for purposes of this Policy, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such 10b5-1 Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s Group General Counsel, or such other person as the Board may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the 10b5-1 Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the 10b5-1 Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the 10b5-1 Plan are the sole responsibility of the person initiating it, not the Company or the Authorizing Officer. b. When can a 10b5-1 Plan be entered into? A Director, Officer or employee may enter into a 10b5-1 Plan only when they are not in possession of material non-public information, and only during an open trading window. Officers, Directors and employees may adopt 10b5-1 Plans with brokers that have been pre-approved by the Company that outline a pre-set plan for trading in the Company’s securities. Although trades pursuant to a 10b5-1 Plan generally may occur at any time, the Company requires a “cooling-off period” (i.e., the amount of time that must pass between the establishment of a 10b5-1 Plan and commencement of any transactions thereunder) of (i) for Company Officers and Directors, the greater of 90 days or two business days following disclosure of the Company’s financial results, and (ii) for all other employees, 30 days. Subject to

Fidelis Insurance Holdings Limited – Group Insider Trading Policy | Page 9 certain limited exceptions outlined in Rule 10b5-1, an individual may not adopt more than one 10b5-1 Plan at a time. c. Revocation and suspension of, and amendments to 10b5-1 Plans Revocation of a 10b5-1 Plan should be rare and undertaken only when truly necessary. Any decision to revoke or amend an existing 10b5-1 Plan must first be reviewed and approved by the designated Authorizing Officer. Revocations are generally completed by providing written notice to the broker. After a 10b5-1 Plan is revoked, the participant should refrain from trading outside a 10b5-1 Plan for at least 30 days and must wait a minimum of 180 days before adopting a new plan. A participant acting in good faith may modify an existing 10b5-1 Plan, provided that the changes occur outside the quarterly blackout period and at a time when the participant is not in possession of material non-public information. Any amendments must have a cooling-off period as described above. Certain events may require the Company to revoke a 10b5-1 Plan. Such situations include, for example, the public announcement of a merger or other developments that would render plan transactions unlawful or otherwise detrimental to the Company. When these circumstances arise, the Authorizing Officer or the administrator responsible for the Company’s equity programs may contact the broker directly to implement the revocation, which serves to protect the insider involved. The 10b5-1 Plan must explicitly provide for the Company’s right to suspend trades to the extent the Company deems such suspension to be in the best interests of the Company, for example, where such suspension is necessary to comply with the requests of underwriters for “lock-up” agreements in connection with an underwritten public offering of the Company’s securities. d. Discretionary 10b5-1 Plans Although non-discretionary 10b5-1 Plans are preferred, discretionary 10b5-1 Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer. e. Reporting If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a trading plan that complies with Rule 10b5-1 and was adopted on [●].” Although transactions effected under a 10b5-1 Plan will not require further pre- clearance at the time of the trade, the third-party effecting trades on behalf of the person in whose name the 10b5-1 Plan has been established should be instructed to send duplicate confirmations of all such trades to Fidelis Legal and Compliance. In particular, any transaction (including the quantity and price) made pursuant to a

Fidelis Insurance Holdings Limited – Group Insider Trading Policy | Page 10 10b5-1 Plan of a Section 16 reporting person (as defined below) must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. Such reporting must be made by e-mail and should include: • the identity of the reporting person; • the type of transaction; • the date of the transaction; • the number of shares involved; and • the purchase or sale price for each execution lot (not just the weighted average price). The ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person. For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the transaction date or, if not known by the individual, the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above. f. Public announcements The Company may make a public announcement that 10b5-1 Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular 10b5-1 Plan should be made. g. Prohibited transactions The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a 10b5-1 Plan involving potential sales or purchases of the Company’s securities. h. Limitation on liability None of the Company, the Group General Counsel, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a 10b5-1 Plan submitted pursuant to this Section VI. Notwithstanding any review of a 10b5-1 Plan pursuant to this Section VI, none of the Company, the Group General Counsel, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences of such 10b5-1 Plan or transaction to the person engaging in or adopting such 10b5-1 Plan or transaction. 6.2. Section 16(a) Insider Reporting Requirements: SEC Forms 3,4 and 5 Section 16(a) of the Exchange Act (as applicable to foreign private issuers) generally requires all Directors and all Officers designated as “Section 16 Officers” (each, a “Section 16 reporting person”), within 10 days after such person becomes a Section 16 Officer or a Director, to file with

Fidelis Insurance Holdings Limited – Group Insider Trading Policy | Page 11 the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s equity securities they beneficially own. A Form 3 must be filed even if the Section 16 reporting person beneficially owns no equity securities of the Company. If you are an Officer who will also qualify to be a “Section 16 Officer,” you will be notified directly. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s securities must be reported on SEC Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. Please refer to the Company’s Section 16 Compliance Program for further details of obligations imposed on all Directors and Section 16 Officers beyond those outlined above. 7. Annual Certification of Compliance Upon commencement of one’s employment with the Company and annually thereafter, all Officers, Directors and employees will be required to review and confirm understanding and compliance with the terms of this Policy.

Fidelis Insurance Holdings Limited – Group Insider Trading Policy | Page 12 APPENDIX A FIHL Common Share Pre-Clearance Approval Form The Fidelis Insurance Holdings Limited (the “Company”) Insider Trading Policy (the “Policy”) requires that all persons subject to the Policy to obtain prior written pre-clearance before engaging in any transaction involving the Company’s securities. Each individual shall complete and submit this “FIHL Common Share Pre-Clearance Approval Form” in PDF format at least two trading days in advance of the proposed transaction. Completed pre-clearance forms should be submitted via email (in PDF format) or delivered by hand to either the Group General Counsel or the Group Head of Compliance, each of whom is authorized to approve the proposed transaction. In their absence, their respective designees shall exercise such authority. Fidelis Legal and Compliance shall record the date each request is received and the date each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading three trading days following the day on which it was granted. If the proposed transaction is not consummated within that period, pre-clearance of the Transaction must be re-requested. Trading will not be permitted during any blackout period, as determined by the Company. For the avoidance of doubt, and without limitation to the obligations set forth in the Policy, you are strictly prohibited from trading in the Company’s securities while in possession of material non-public information. Please refer to the Policy for further details. In addition to compliance with the Policy, you remain personally responsible for adherence to all applicable laws and regulations. Proposed Trade Details Name: Position (employee, director, other): Intended Transaction (e.g., buy/sell): Date requested submitted: Date of intended trade: Amount of intended trade (number of securities, value, limit): Any additional information: Certification: By submitting this FIHL Common Share Pre-Clearance Approval Form, I certify that I am not in possession of any material non-public information and that I will fully comply with all applicable securities laws and my related obligations. Signature: Approval / Disapproval: Approver name/signature/date:

Fidelis Insurance Holdings Limited – Group Insider Trading Policy | Page 13 Fidelisinsurance.com +1 441 279 2590 Wellesley House South, 4th Floor, 90 Pitts Bay Road Pembroke, HM08 Bermuda